OREGON STEEL MILLS, INC.


                                                       EXHIBIT 11.0

                     STATEMENT REGARDING COMPUTATION
                          OF PER SHARE EARNINGS
               (IN THOUSANDS, EXCEPT PER SHARE DATA AMOUNTS)



                                        Years ended December 31,
                                      -----------------------------
                                        1995       1994       1993
                                      -------    -------    -------

Weighted average number of common
  shares outstanding                   19,418     19,375     19,224

Common stock equivalents arising
  from 598 shares of stock to be
  issued March 2003.                      598        598        598
                                      -------    -------    -------

                                       20,016     19,973     19,822
                                      =======    =======    =======

Net income (loss)                     $12,434    $  (338)   $14,805
                                      =======    =======    =======

Primary and fully diluted
  net income (loss) per common and
  common equivalent shares               $.62      $(.02)      $.75
                                         ====      =====       ====